Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Separation Agreement”) is made and entered into as of September 1, 2023 (the “Effective Date”), by and between Greenbacker Renewable Energy Corporation (together with Greenbacker Renewable Energy Company LLC (“GREC LLC”) and each of their affiliates, the “Company”), and Mehul Mehta (“you”). This Separation Agreement sets forth certain terms of your separation from the Company, including certain waivers and releases by you, in order to receive certain separation payments and benefits, as set forth in detail below.

By signing this Separation Agreement, you and the Company agree as follows:

1.               Status of Employment

(a)             You and the Company have agreed that your employment with the Company will end on September 1, 2023. The date on which your employment with the Company actually ends will be the “Separation Date.”

(b)             You hereby resign, effective as of the Separation Date, from all directorships, officerships and other similar positions with the Company and its affiliates. You shall sign all appropriate documentation prepared by the Company in connection with such resignations to evidence or confirm the terms thereof. After the Separation Date, you will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, and you shall not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized to do so in writing by the Chief Executive Officer of the Company or unless directed to do so by the terms of any consulting agreement in effect between you and the Company or between Bedrock Renewables LLC and any successor thereto (“Bedrock”) and the Company.

2.               Consulting Agreement

(a)             As a condition to entering into this Separation Agreement, you and the Company agree to execute and enter into the Consulting Agreement attached hereto as Exhibit A.

3.               Severance Benefits

(a)             Provided that you continue to abide by the terms of this Separation Agreement and the Restrictive Covenants Agreement (as defined below), and in consideration for you signing this Separation Agreement and the attached Release no earlier than the Separation Date and no later than 21 days following the Separation Date, and letting the Release become effective as set forth in this Separation Agreement and in the Release, you will receive the following benefits (the “Severance Benefits”):

(i)              you will receive severance in the aggregate amount of $1,250,000, less applicable tax withholdings and deductions, payable in thirty-two (32) equal installments in accordance with the Company’s normal payroll practices during the 16-month period following the termination of the Consulting Agreement;

(ii)            if you are eligible for, and elect to receive, continued coverage for you and, if applicable, your eligible dependents under the Company’s group health benefits plan(s) in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse you for a period of up to twelve (12) months following the Separation Date (or, if less, for the period that you are eligible for such COBRA continuation coverage) for the excess of (i) the amount that you are required to pay monthly to maintain such continued coverage under COBRA, over (ii) the amount that you would have paid monthly to participate in the Company’s group health benefits plan(s) had you continued to be an employee of the Company, provided that the Company reimbursement described in this provision shall terminate earlier as of the date on which you become eligible for any health benefits as a result of subsequent employment or service;

(iii)          that number of RSUs (as defined in Section 8(c) below) granted on the Effective Date with a Fair Market Value (as defined in the Greenbacker Renewable Energy Company LLC 2023 Equity Incentive Plan) as of May 23, 2023 of $500,000 will vest on February 17, 2024 and be cash settled, net of applicable taxes, shortly thereafter;

(iv)           an additional number of RSUs granted on the Effective Date with a Fair Market Value of $250,000 as of May 23, 2023 will vest on February 17, 2025 and be cash settled, net of applicable taxes, shortly thereafter;

(v)            6,820 GB EO Holder LLC Series E Tier 1 Membership Interests and 109,873 GB EO Holder LLC Series E Tier 2 Membership Interests will vest on May 19, 2024, though for the avoidance of doubt no payments or distributions would be made in respect of the Series E Membership Interests unless and until the relevant benchmark targets are satisfied and such units have achieved the relevant target capital account in accordance with their terms (for the avoidance of doubt, the Tranche 1, Tranche 2 and Tranche 3 Class EO Common Shares (Earnout Shares) that you received on May 19, 2022 will remain subject to the vesting, noforfeitablility and earnout provisions of the documents governing those grants);

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(vi)           GREC LLC Class P-I Share Repurchases:

(A)           if GREC LLC, in its sole discretion, terminates or suspends GREC LLC’s existing share repurchase program for all eligible participants, then on or after May 20, 2024, you may request GREC LLC to repurchase up to 50% of any vested GREC LLC Class P-I shares that you hold at the time of such request, at a price equal to the then-current monthly adjusted share value used by GREC LLC for Class P-I shares, so long as such repurchase complies with any applicable law and so long as, in GREC LLC’s judgment acting reasonably, such repurchase does not (1) place an undue burden on GREC LLC’s liquidity, (2) adversely affect GREC LLC’s operations or (3) risk having a material adverse impact on GREC LLC as a whole. Any such request must be received by GREC LLC no later than 4 p.m. (Eastern time) on the date that is thirty (30) days prior to (i) June 30, 2024, or, (ii) if the repurchase request is made in a subsequent quarter, the quarter end date of the quarter in which the request is made. Any such request will be satisfied in cash on or after June 30, 2024, or, if the repurchase request is received in a subsequent quarter, it will be satisfied in cash on or after the quarter end date of the quarter in which the request is received. If GREC LLC determines that it cannot immediately satisfy the repurchase request on the day on which the request is received but the request is satisfied within 90 days following the receipt of the request, the request will be satisfied using the monthly adjusted share value in effect on the date on which the repurchase request is received, and if the repurchase is satisfied during any successive 90-day period following the receipt of the request, the repurchase will be effected using the monthly adjusted share value in effect on the first day of the relevant 90 day period; and

(B)           unless GREC LLC, in its sole discretion, has terminated or suspended its existing share repurchase program for all eligible participants, you may otherwise participate in GREC LLC’s existing share repurchase program on or after May 20. 2024 in respect of any vested GREC LLC Class P-I shares that you hold at that time;

(vii)         you and the Company agree that sections 7 and 8 of the Restrictive Covenants Agreement (as defined in Section 8(a)(ii) below) are hereby amended by replacing words “Restricted Period” with “any period when you are employed or engaged by a member of the Company Group and the period of sixteen (16) months commencing on the termination of the Consulting Agreement”; and

(viii)       you and the Company agree that section 8 of the Restrictive Covenants Agreement (as defined below) is hereby amended by adding the following sentence at the end thereof: “Notwithstanding anything in this agreement or the Plan to the contrary, (x) the Company, with the approval of the Chief Executive Officer of the Company, may waive all or any part of the non-competition obligations set forth in this Section 8 if the Company determines it is appropriate to do so, (y) the Company’s obligation to provide Severance Benefits under Section 3 of Separation Agreement shall cease if the Company waives any part of the non-competition obligations set forth in this Section 8, and (z) effective as of the Separation Date, neither Bedrock nor any of its subsidiaries and/or affiliates shall be considered an entity engaged in a Restricted Business for purposes of this Section 8.”

(b)             In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA benefits, you must immediately notify the Company in writing of such event. The COBRA reimbursement benefit described in Section 3(a)(ii) shall terminate earlier as of the date on which you become eligible for any health benefits as a result of subsequent employment or service.

4.               Limitations

(a)             Nothing in this Separation Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

5.               Waiver and Release

(a)             In exchange for the Severance Benefits that the Company will provide to you under this Separation Agreement, you agree to execute and not revoke the Release attached as Exhibit B.

6.               Covenant Not To Sue

(a)             You understand that following the Release Effective Date (as defined in the Release), the Release will be final and binding. Except as set forth herein, you promise that you will not pursue any claim that you have settled by the Release. You further understand that nothing in this release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release you are waiving your right to individual relief based on claims asserted in such a charge or complaint. The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s corporate governing instruments.

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7.               Breaches

(b)             The Company represents that at the Effective Date to the best of the Company’s knowledge there are no circumstances that would have been a basis for a termination of your employment for Cause (as such term is defined in the Greenbacker Renewable Energy Corporation Executive Protection Plan). Notwithstanding any provision of this Separation Agreement to the contrary, in the event that the Company determines that you were eligible to receive the Severance Benefits pursuant to Section 3 but, after such determination, the Company subsequently acquires evidence or determines that: (i) you failed to abide by the terms of this Separation Agreement or the Restrictive Covenants Agreement (as defined in Section 8(a)(ii) below); or (ii) a Cause (as such term is defined in the Greenbacker Renewable Energy Corporation Executive Protection Plan) condition existed prior to the Separation Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate your employment for Cause, then the Company’s obligation to provide Severance Benefits shall cease, and you shall promptly return to the Company any Severance Benefits paid or provided by the Company prior to the date that the Company determines that the conditions of this Section 7(a) have been satisfied.

(c)             You agree that upon any breach of any provision of this Separation Agreement or the Restrictive Covenants Agreement (as defined below), the Company will have no further obligation to pay or provide any unpaid Severance Benefits and will be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company will also be entitled to specific performance by you.

(d)             No amount owing to you under this Separation Agreement shall be subject to set-off or reduction by reason of any claims which the Company has or may have against you. However, nothing in this Separation Agreement shall limit or prevent the Company from also pursuing any other or additional remedies it may have for breach of any other agreement you may have signed. Despite any breaches, your other obligations under this Separation Agreement will remain in full force and effect.

(e)             You will be entitled to recover actual damages if the Company materially breaches this Separation Agreement, including any unexcused late or non-payment of any amounts owed under this Separation Agreement, or any unexcused failure to provide any other benefits specified in this Separation Agreement. Failure by either party to enforce any term of condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

8.               Affirmations and Acknowledgments

(a)             You affirm that:

(i)              you have not, except as expressly permitted by and consistent with the Company’s policies (including pursuant to non-disclosure agreements entered into with third parties), divulged any financial, proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies, your agreement(s) with the Company and/or any applicable common law;

(ii)            you remain subject to the non-solicitation obligations set forth in section 7 of the restrictive covenants agreement dated as of November 16, 2022, by and between you and the Company (as amended, the “Restrictive Covenants Agreement”); and

(iii)          you remain subject to the non-competition obligations set forth in section 8 of the Restrictive Covenants Agreement.

(b)             You understand and acknowledge that that the restricted share units in respect of 84,899.25289 Class P-I Common Shares of GREC LLC that were granted to you on May 23, 2023 are forfeited by their terms on the Separation Date.

(c)             You understand and acknowledge that (i) you are being granted unvested restricted share units in respect of that number of Greenbacker Renewable Energy Company LLC common shares (the “RSUs”) with a Fair Market Value as of May 23, 2023 of $750,000; (ii) if you abide by the terms of this Separation Agreement and the Restrictive Covenants Agreement, (A) that number of RSUs with a grant date Fair Market Value (as defined in the Greenbacker Renewable Energy Company LLC 2023 Equity Incentive Plan) of $500,000 will vest on February 17, 2024, and (B) that number of RSUs with a grant date Fair Market Value of $250,000 will vest on February 17, 2025; and (iii) you will forfeit without consideration any RSU that does not vest in accordance with the terms of this Separation Agreement.

(d)             You understand and acknowledge that (i) you hold 10,230 unvested GB EO Holder LLC Series E Tier 1 Membership Interests (the “Series E Tier 1 Membership Interests”) and 164,810 unvested GB EO Holder LLC Series E Tier 2 Membership Interests (the “Series E Tier 2 Membership Interests”) as of the date of this Separation Agreement; (ii) 6,820 Series E Tier 1 Membership Interests and 109,873 Series E Tier 2 Membership Interests will vest on May 19, 2024, in accordance with, and subject to the qualifications on payments and distributions set forth in Section 3 above, if you abide by the terms of this Separation Agreement and the Restrictive Covenants Agreement; and (iii) you will forfeit without consideration any Series E Tier 1 Membership Interest or Series E Tier 2 Membership Interest that does not vest in accordance with the terms of this Separation Agreement.

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(e)             You agree that you may specifically retain and continue to use the Greenbacker financial model identified on Exhibit C attached hereto.

9.               Covenants

(a)             You promise, covenant and agree that you will never say, write, express, communicate or relate anything defamatory or maliciously false about the Company or any of the Released Parties (as defined in the Release), or any of their business practices and activities, to any third person or entity, except when otherwise required by process of law. This provision is not intended to restrict your rights under Section 7 of the National Labor Relations Act. The Company agrees that none of the Company's Chief Executive Officer, Chief Financial Officer or Chief Operations Officer or the President of Greenbacker Capital Management or Executive Vice Presidents of the Company Jeff Sheridan or Brandon Praznik shall say, write, express, communicate or relate anything defamatory or maliciously false about you to any third person or entity, except when otherwise required by process of law.

(b)             You promise, covenant and agree not to discuss the contents of this Separation Agreement with any person except your financial, legal or tax advisor or spouse (each of whom shall be informed of this confidentiality provision and must first agree to keep this information confidential), or when otherwise required by law or process of law. The foregoing provision is not intended to prevent you from providing truthful and accurate information as otherwise required by applicable law or for the specific purpose of enforcing the terms of this Separation Agreement, or from communicating with other employees about the terms and conditions of your employment. This provision is not intended to restrict your right under Section 7 of the National Labor Relations Act.

(c)             On and after the Separation Date, you will cooperate with and assist the Company and their representatives and attorneys as reasonably requested by the Company, including, but not limited to, with respect to any audit, investigation, litigation, arbitration, dispute resolution, or any business matter for which the Company believes you have knowledge or documentation. Such cooperation and assistance includes (i) being available for interviews, depositions and/or testimony in regard to any matters in which you are or have been involved or with respect to which you have relevant information if requested by the Company; and (ii) preserving any information and documents in your possession, custody or control which are subject to any applicable litigation preservation directives. The Company will reimburse you for reasonable expenses you may incur for travel in connection with this obligation to assist the Company. With respect to an obligation to assist under this Section 9(c) which requires a material amount of your time, the Company shall pay you a reasonable per diem for your time spent in providing assistance in respect of such obligation.

10.            Taxes

(a)             The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Separation Agreement. All payments made to you pursuant to this Separation Agreement are subject to all applicable federal, state and local tax and other withholdings required by law. You acknowledge and agree that all taxes imposed on you by reason of the payments and benefits hereunder are your sole responsibility and that neither the Company nor any affiliate is in any way indemnifying you or holding you harmless in respect of any such taxes. The Company shall not be liable you for any tax, interest, or penalties you may owe as a result of compensation paid under this Separation Agreement, and the Company shall not have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes.

(b)             It is the intention of the Company that all payments or benefits provided under this Separation Agreement that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if any, comply with Section 409A of the Code and this Separation Agreement shall be construed and applied in a manner consistent with this intent. Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Separation Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may you, directly or indirectly, designate the calendar year of any payment under this Separation Agreement.

11.            Nature of Agreement

(a)             By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and Release, and not on any other promise made by the Company. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

(b)             This Separation Agreement, along with the Release and the Restrictive Covenants Agreement, contain the entire agreement between the Company and you regarding your departure from the Company. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you.

(c)             Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of New York. The headings in this document are for reference only and shall not in any way affect the meaning or interpretation of this Separation Agreement. Nothing in this Separation Agreement shall be binding on the parties to the extent it is void or unenforceable. The provisions of this Separation Agreement are severable. If any provision of this Separation Agreement is ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of other provisions of this Separation Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

Mehul Mehta

/s/ Mehul Mehta

Greenbacker Renewable Energy Corporation

By: /s/ Natallia Camargo
Name: Natallia Camargo
Title: Chief People Officer

[Signature Page to Separation Agreement]

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